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CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”), dated as of December 21, 2020, is made and entered into by and among Cambridge Bancorp, a Massachusetts state-chartered, federally registered bank holding company (the “Company”) and Mark Thompson (“Consultant”) (each herein referred to individually as a “Party,” or collectively as the “Parties”).

WHEREAS, the Company desires to retain Consultant as an independent contractor following his retirement to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described herein.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1.Services and Compensation

a.Consultant shall perform the services described in Exhibit A, which is attached to this Agreement and made a part hereof (the “Services”), for the Company, and the Company agrees to pay (or caused to be paid to) Consultant the compensation described in Exhibit A for Consultant’s performance of the Services. Each payment is conditioned on satisfactory progress and completion of all Services to the reasonable and good faith satisfaction of the Company.

b.Consultant shall perform the Services to the best of Consultant’s ability and in a diligent, timely, professional, and workmanlike manner, in accordance with applicable law and performance standards generally prevailing in the industry. Consultant represents and warrants that Consultant has the professional expertise needed to perform the Services.

c.The Parties acknowledge and agree that Consultant’s fulfillment of obligations to the Company will not require Consultant’s full business time and, in all cases, will be less than 20% of Consultant’s average level of services performed as an employee of the Company Group during the previous 36 months.  In the time that Consultant is not providing the Services to the Company, Consultant may accept other employment or engagements and may participate in any other activities; provided, however, that such other employment, engagements, or activities: (i) do not violate this Agreement; (ii) do not materially interfere or conflict with Consultant’s ability or commitment to perform the Services; (iii) are not otherwise injurious to the reputation of the Company or any of its direct or indirect parents, subsidiaries, affiliates, or related entities (together, the “Company Group”); and (iv) do not violate any contractual commitments by Consultant to the Company Group, including any restrictive covenants.

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2.Confidentiality.

a.Definition of Confidential Information. “Confidential Information” means any information defined as “Proprietary Information” in each Employee Proprietary Information and Restrictive Covenants Agreement entered into between Consultant and Cambridge Trust Company (the “Confidentiality Agreements”).

b.Nonuse and Nondisclosure. Without limiting Consultant’s continuing obligations under the Confidentiality Agreements or any other restrictive covenants owed by Consultant to the Company Group, including non-disclosure, non-competition, non-solicitation, and similar commitments, Consultant agrees that during and after the term of this Agreement, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and will not (i) use Confidential Information for any purpose whatsoever other than for the benefit of the Company Group in the course of providing the Services, or (ii) disclose the Confidential Information to any third party without the prior written authorization of the Company. Consultant agrees that Consultant obtains no title to any Confidential Information, and that as between Company and Consultant, Confidential Information is property of the Company.

c.Notwithstanding anything in this Agreement, Consultant may disclose, without violating the terms of this Agreement, Confidential Information that Consultant is specifically required by court order, subpoena, or applicable law to disclose, but agrees to immediately inform the Company upon having a duty to disclose, to cooperate with the Company in obtaining a protective order or other confidentiality protection, and to disclose only that portion of Confidential Information that is legally required to be disclosed.  Consultant further understands and acknowledges that nothing in this Agreement or any other agreement or policy prohibits Consultant from reporting possible violations of law to any governmental agency or entity or self-regulatory organization, cooperating with any such governmental agency or entity or self-regulatory organization in connection with any such possible violation, or making other disclosures or taking other actions that are protected under law.

d.In accordance with the Defend Trade Secrets Act of 2016, Consultant understands that Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

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3.Return of Company Materials and Inventions

Upon the termination of this Agreement, or upon the Company’s earlier request, Consultant will immediately deliver to the Company, and will not keep in Consultant’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property, and any reproductions of any of the foregoing items that Consultant may have in Consultant’s possession or control.

4.Term and Termination

a.Term. The term of this Agreement will begin on January 1, 2021 (the “Effective Date”) and will continue until December 31, 2021 (the “End Date”), unless terminated earlier as provided in Section 4.b, or unless mutually extended in a writing signed by the Parties (hereinafter, the “Term”). Consultant agrees to use Consultant’s reasonable efforts to provide for a proper transition and wind-down of Consultant’s activities hereunder in connection with any termination of this Agreement for any reason.

b.Termination.

(1)Consultant may terminate this Agreement, at any time and for any reason, upon giving the Company thirty (30) days’ prior written notice of such termination pursuant to Section 6.g of this Agreement.

(2)The Company may terminate this Agreement immediately and without prior notice (i) if Consultant is unable to perform the Services due to death or disability or (ii) due to Cause. Upon termination under this Section 4.b(2), the Company shall not be obligated to pay Consultant any additional amounts.

(3)The Company may also terminate this Agreement, at any time other than for Cause, upon giving Consultant thirty (30) days’ prior written notice of such termination pursuant to Section 6.g of this Agreement.  Upon termination under this Section 4.b(3), the Company shall continue to provide payment to Consultant as if he had continued providing services under this Agreement through the End Date.

c.Definition of Cause. “Cause” means, as determined by the Board of Directors of the Company (the “Board”), (i) Consultant’s willful failure or refusal to perform to the reasonable satisfaction of the Board a substantial portion of the Services, which failure or refusal, in the reasonable judgment of the Board, continues for, or is not cured within, a period of ten (10) days after written notice given to Consultant by the Board, (ii) Consultant’s willful misconduct relating to the Company Group that is or foreseeably could be materially injurious to the Company Group, monetarily or otherwise, (iii) Consultant’s fraud, or material dishonesty

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relating to the Company Group, (iv) Consultant’s conviction of (or plea of nolo contendere to) a felony or any crime involving moral turpitude, or (v) Consultant’s material breach of this Agreement or any term of any restrictive covenants between Consultant and the Company Group, which breach, if curable, is not cured to the reasonable satisfaction of the Board within a period of ten (10) days after written notice given to Consultant by the Board.

5.Independent Contractor; Benefits

a.Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company, and all of the terms and conditions of this Agreement shall be interpreted in light of that relationship. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee, partner, joint venture, or representative of the Company Group. Consultant shall have sole and exclusive control over the manner and means of performing the Services and shall complete the Services in accordance with Consultant’s own means and methods of work. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company or any other member of the Company Group to any liability or obligation or to represent that Consultant has any such authority. Except where expressly agreed to by the Company, Consultant agrees to furnish (or reimburse the Company for) all tools, materials, and facilities necessary to accomplish this Agreement and shall incur all expenses associated with performance.

b.Benefits. The Company and Consultant agree that Consultant will be ineligible to participate in, and will receive no, Company-sponsored or other benefits from the Company Group by virtue of this Agreement, including but not limited to vacation, sick leave, medical insurance, or pension or retirement savings. Consultant will be solely responsible for obtaining the Consultant’s own benefit plan coverage and insurance. Without limiting the foregoing, Consultant is not entitled to any compensation or benefits from the Company Group by virtue of this Agreement, other than what is expressly set forth in this Agreement.  For the avoidance of doubt, however, Consultant shall be entitled to any vested benefits or rights he has pursuant to the terms of any benefit or compensation plans, programs, policies or agreements of the Company Group.

c.Taxes. Consultant will be solely responsible for and pay all taxes under any applicable law in connection with payments to Consultant made in connection with this Agreement.  Consultant hereby accepts exclusive liability for the payment of all taxes or contributions for employment/unemployment insurance, pensions, annuities or other payments which are measured by payments to Consultant for the performance of the Services. Consultant agrees to comply with all applicable law respecting the assumption of liability for such taxes and contributions. Consultant agrees fully to defend, indemnify, and hold harmless the Company Group from the payment of taxes, interest, penalties, or contributions which are required by any government agency at any time as the result of payment of the amounts set forth in this Agreement or which the Company Group may otherwise be compelled to pay.  Notwithstanding anything

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herein to the contrary, the Company Group may deduct or withhold any such tax obligations from any payment of any kind due to Consultant to the extent the Company Group determines that such deduction or withholding is required by applicable law.  The Company makes no representations whatsoever to Consultant regarding the tax consequences associated with this Agreement.

6.Miscellaneous

a.Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law provisions of any jurisdiction. To the extent that a claim arising under or relating to this Agreement is made, Consultant hereby consents to the exclusive jurisdiction and venue of the state and federal courts with jurisdiction over Boston, Massachusetts.

b.Assignability. This Agreement will be binding upon and inure to the benefit of Consultant’s heirs, executors, assigns, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Except as may otherwise be provided in this Agreement, Consultant may not assign, delegate, or transfer any rights or obligations under this Agreement, and any such attempted assignment, delegation, or transfer shall be null and void. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to another member of the Company Group or any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control, or otherwise. Consultant may not subcontract any obligation to be performed or owed under this Agreement without the prior written consent of the Company. Consent by the Company to any subcontract will not be deemed to create a contractual relationship between the Company and the subcontracting party or assignee, and Consultant remains responsible for performance of the Services required by this Agreement.

c.Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties as to the same subject matter. For the avoidance of doubt, this Agreement does not supersede any restrictive covenants owed by Consultant to the Company Group, including non-disclosure, non-competition, non-solicitation, and similar commitments, or Consultant’s vested rights or benefits pursuant to the terms of any benefit or compensation plans, programs, policies or agreements of the Company Group. Consultant represents and warrants that Consultant is not relying on any statement or representation not contained in this Agreement.

d.Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

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e.Severability and Reformation. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad, it shall be construed by limiting and reducing it to be enforceable to the maximum extent compatible with applicable law. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

f.Modification, Waiver. No modification of or amendment to this Agreement, including Exhibit A hereto, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

g.Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by email, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 6.g.

(1)If to the Company, to: Chief Executive Officer 1336 Massachusetts Ave, Cambridge MA 02138.

(2)If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided within the Agreement, to the last address provided by Consultant to the Company.

Notice of change of address shall be effective only when done in writing and sent in accordance with the provisions of this Section.

h.Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

CONSULTANT	CAMBRIDGE BANCORP
By: /s/ Mark Thompson Name: Mark Thompson	By: /s/ Pilar Pueyo Name: Pilar Pueyo Title: SVP & Human Resources Director
Consultant Address for Notice: _______________________________________ _______________________________________ Email:__________________________________

Signature Page to Consulting Agreement

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EXHIBIT A

SERVICES

1.Services.  Consultant will:

A.Assist the Company Group in transition of his duties in connection with his separation from employment. This service shall include, but not be limited to, assistance with the transition of the Company’s relationships, including customer, vendor, and representative relationships. Consultant shall perform these duties only if and when requested by the Company’s Chief Executive Officer.

B.Serve as the Chairman of the Company’s Advisory Board.  This service shall include, but not be limited to, responsibility for planning, organizing, and leading at least three (3) meetings of the Company’s Advisory Board during the 2021 calendar year.

C.Serve as an effective ambassador of the Company Group brand and provide advocacy for the  Company Group as appropriate and where requested by the Company within the regions and communities where the Company Group currently operates.

D.Provide advisory services to the Company’s Chief Executive Officer, as requested by the Company’s Chief Executive Officer.

E.When presented with, or encountering, a potential client of the Company Group, Consultant shall make every attempt to refer the potential client to the Company Group.

2.Compensation. Consultant shall be compensated as follows:

A.The Company shall pay (or cause to be paid to) Consultant during the Term consulting fees of $35,000 per month, payable in arrears as of the end of each calendar month.

B.Additionally, if the Term ends on the End Date without having been terminated earlier pursuant to Section 4.b(1) or 4.b(2)(including the definition of “Cause” under Section 4.c), then, subject to Consultant signing and not revoking a termination agreement and general release of claims, in a form to be provided by the Company, within thirty (30) days of the End Date, Consultant shall be eligible to receive an additional amount of $45,000 that shall be paid or caused to be paid by the Company within thirty (30) days of the effectiveness of such release.

C.If the Term ends before the End Date, except as provided in Section 4.b(3), Consultant is not entitled to any amount under Section 2.B; however, Consultant may invoice the Company for a pro rata portion of the consulting fees for the calendar month of termination under Section 2.A.

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D.In addition, with respect to Consultant’s outstanding Company equity incentive awards subject solely to time-based vesting provisions (the “Time-Based Awards”), notwithstanding the terms and conditions of the Company’s 2017 Equity and Cash Incentive Plan and the award agreements and other documents governing the Time-Based Awards (the “Time-Based Award Documentation”), Consultant shall receive service credit for vesting purposes under such Time-Based Award Documentation as if Consultant had continued in applicable service through January 31, 2021, with the remaining unvested Time-Based Awards lapsing as of the Effective Date.